FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(l) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Gelman            Gary
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o American Claims Evaluation, Inc.
   One Jericho Turnpike
-----------------------------------------------------
                     (Street)

   Jericho              New York        11753
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   AMERICAN CLAIMS EVALUATION, INC. ("AMCE")

-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   October, 2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director                             [X] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Chairman, President and Chief Executive Officer
   --------------------------------------------------

-------------------------------------------------------------------------------



                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                        2. Trans-                                                      Securities       ship
                           action     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           Date          action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           -------       Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01                                                                         2,296,400          D             N/A
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Employee    $2.50    7/23/93    A       100,000        immed.   7/22/03   Common  100,000
Stock Option                                                              Stock,
Plan*                                                                     $.01 par
                                                                          value
-----------------------------------------------------------------------------------------------------------------------------------
Employee    $1.25    6/4/97     A       300,000        immed.   6/3/07    Common  300,000
Stock Option                                                              Stock,
Plan**                                                                    $.01 par
                                                                          value
-----------------------------------------------------------------------------------------------------------------------------------
Employee    $2.56    11/1/00    A       250,000        immed.   11/1/10   Common  250,000
Stock Option                                                              Stock,
Plan**                                                                    $.01 par
                                                                          value
-----------------------------------------------------------------------------------------------------------------------------------
Employee    $1.80    6/6/02     A       500,000        immed.   6/6/12    Common  500,000           1,150,000    D
Stock Option                                                              Stock,
Plan**                                                                    $.01 par
                                                                          value
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

*  Grant of options under the Company's 1991 Stock Option Plan
** Grant of options under the Company's 1997 Stock Option Plan
***Grant of options under the Company's 2000 Stock Option Plan


              /s/ Gary Gelamn                              October 8, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person             Date
              Gary Gelamn

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                       2